UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)

Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation
Harry S. Derbyshire
Jeff Kaplan

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Luis Hernandez
Sidney Meltzner
CAS Foundation
Dr. Jack Lin

Please vote your Yellow Proxy Card, or enter your voting instructions at 1-800-454-8683 or www.proxyvote.com up until 11:59 pm Eastern Time on September 26, 2011

August 30, 2011

Dear Fellow National Technical Systems, Inc. Shareholders:

By now you may have received a letter from the Board of Directors and senior management of National Technical Systems, Inc. (“NTS” or the “Company”) dated August 22, 2011.  Regrettably, this letter contains a number of misstatements and outright lies regarding Dr. Lin, the Shareholder Group and the events leading up to the proxy contest. We have proposed a slate of director nominees (the “Nominees”) in opposition to the incumbent Board nominees.  These Nominees, unlike the incumbent Board, are willing, subject to their fiduciary duties, to actively explore a sale of the Company.

Do not be misled by the Company’s misstatements and diversionary tactics. THIS ELECTION IS ABOUT THE FUTURE DIRECTION OF THE COMPANY.

Notwithstanding management’s self-congratulatory boasts about its acquisitions and performance, NTSC is trading around $5.00—over a 30% decrease from the trading price at September 1, 2010. During the past year it has traded over $7.00 for only a few days with small volumes of shares trading.  If the Company is so valuable, why did the Board authorize a sale of new shares of stock to Mill Road Capital at an effective price of $5.86 per share?  Notwithstanding this questionable performance, the Board of Directors stated its position clearly in its August 22 Letter to Shareholders: “...the current economic climate is not conducive to maximizing shareholder value through a sale of the Company.”  We disagree.

We believe that attempting to enhance shareholder value through acquisitions of small testing companies is very risky to implement—operationally as well as financially-- and is likely to dilute further the current shareholders’ interests.  We believe that for the foreseeable future the more prudent strategy to enhance shareholder value is to conduct a vigorous sales process with the aim of selling the Company at the highest price possible.

When will the time be right to start the process? What price would this Board accept?  Why is this Board taking the “we know best” approach to block all of us from selling our shares at a premium price?  We fear it has more to do with continuing the Board and management’s rich compensation package than it does with protecting shareholder interests.  The non-executive Chairman of the Board, Don Tringali, alone received $329,276 in total compensation during fiscal year 2010.  We believe that the Board should present us with real offers to buy the Company and let us, rather than the Board, decide whether, when, and at what price we should sell our investment.

If you agree with us, vote please vote your Yellow Proxy Card, or enter your voting instructions at 1-800-454-8683 or www.proxyvote.com up until 11:59 pm Eastern Time on September 26, 2011.

“I'll give you my Company when you take it from my cold, dead hands.”

Regrettably, this statement seems to accurately characterize the Board’s behavior.  They seem determined to maintain their positions and compensation packages rather than acting in the best interests of its shareholders who want to sell the Company for the highest price and as soon as possible.  Over the past year this Board of Directors has taken several actions aimed at entrenching its control over the Company and thwarting the will of the shareholders, including the following:

•
The Board encouraged a purchaser to acquire shares owned only by certain large shareholders, including Dr. Lin, in an effort to “divide and conquer” the shareholders who desire to sell.  We were willing to sell our shares at $8.75 per share, but only if the offer was made to all shareholders.  But the Board was unwilling to proceed to negotiate in good faith.

•
According to a recent lawsuit against the Company by the Company’s former chief legal officer,1 the Board of Directors rejected an all-cash offer for the entire Company that was well in excess of $8.00 per share. If true, why has the Board not disclosed this offer and explained why it rejected it?

•
In response to our efforts to negotiate with prospective bidders, the Board adopted a shareholders rights plan, or “poison pill,” to prevent us and other like-minded shareholders from selling our shares to a buyer who would acquire 15% or more of the outstanding shares unless the Board approved such a sale. But as the Company stated in its August 22 letter, the Board does not want to sell.

•
While the Board granted an exemption to Mill Road Capital for its stock purchase, recently it has threatened us with an interpretation of the poison pill that would trigger its provisions merely because we were required to add one of our Nominees who owns stock in the Company to our 13D filing.

•
The Board of Directors has moved the Company’s annual meeting to Rockford, Illinois, rather than face a room of shareholders who will demand answers to questions the Board has yet to provide regarding prior offers.

•	The Board has attempted to create the impression of good faith settlement negotiations with us, while its real intent was to create the pretext for the contents of the August 22 letter.
•
The Board has attempted to divert your attention from the real issue at stake and its own reprehensible behavior by attempting to assassinate the character of Dr. Lin.  It was Chairman Tringali, not Dr. Lin, who initiated “settlement discussions” with Dr. Lin through one of our other Nominees, including offers of a consulting agreement, board positions and the like. Dr. Lin rejected these proposals because he wants all shareholders to benefit from a sale at the highest possible price rather than just himself.

Dr. Lin did not resign from the Board as a result of a compensation dispute.  If that was the reason, as the Company alleges in its August 22 letter, the Company would have an obligation to report this fact in its Current Report on Form 8-K.  Instead, in the current report on Form 8-K filed by the Company with the Securities & Exchange Commission (“SEC”) on August 7, 2011, the Company stated that Dr. Lin did not give a reason for his departure.  Now that the Board understands that Dr. Lin intends to see this fight through on behalf of the shareholders it has decided to revise history in blatant contradiction of its own SEC filings.

Dr. Lin resigned from the Board of Directors in order to vigorously advocate for the election of our Nominees who intend to push for a sale of the Company as soon as and at the highest price possible.  He does not want to take over control of the Company. He wants to sell it.

Your vote is critically important as it could set the future direction of the Company and the value of your investment.  In evaluating the relative merits of our positions against those of the Board you have to ask yourself who is more closely aligned with your interests:

•
The Board of Directors who have aggressively made it effectively impossible for shareholders to sell their stock at a premium price while paying themselves rich compensation packages that would be eliminated in a sale; or

•	Us, who only want to sell the Company for the highest price and as soon as possible?

We think the choice is very clear for all shareholders who are not receiving rich compensation packages from the Company.

Please vote your Yellow Proxy Card immediately, or enter your voting instructions at 1-800-454-8683 or www.proxyvote.com up until 11:59 pm Eastern Time on September 26, 2011.

Sincerely,

Luis A. Hernandez	Sidney Meltzner	CAS Foundation	Dr. Jack Lin

We have filed a definitive proxy statement and related materials with the SEC in connection with our solicitation of proxies to elect our nominees to the National Technical Systems, Inc.’s Board of Directors and to approve amendments to the company’s bylaws and other proposals described in our proxy materials at the 2011 Annual Meeting of Stockholders. You should read our definitive proxy statement and our other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of each participant in the solicitation of proxies by us is included in our proxy materials filed with the SEC. Our proxy materials may be accessed without charge at the SEC’s website at www.sec.gov.

1 Maher vs. National Technical Systems, Inc, et al.,.L.A. Superior Court (June 2, 2011 No. BC462769)